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                                                                       EXHIBIT 2
                            STOCK PLEDGE AGREEMENT

     This Agreement is made effective as of March 25, 1997, by and between Thomas M. Ferguson ("Pledgor") and Seal Fleet, Inc. a Nevada corporation ("Pledgee").

                                R E C I T A L S

     Pledgor has executed a Promissory Note (the "Note") in favor of Pledgee dated as of the date hereof in the original principal amount of $120,000. The Note relates to a loan made by Pledgee to Pledgor, the proceeds of which Pledgor applied to the acquisition of 240,000 Shares of the Class A common stock of Pledgee (the "Shares"). Pledgor desires to pledge the Shares to Pledgee as security for the performance of the obligations of Pledgor under the Note and under this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and promises herein, the parties agree as follows:

                               A G R E E M E N T

     1. Pledgor hereby grants a security interest in the Shares to Pledgee to secure the performance by Pledgor of his obligations hereunder and under the Note. Pledgor represents and warrants that the Shares are owned beneficially and of record by Pledgor free and clear of all claims, liens and encumbrances other than the security interest of Pledgee granted hereby. Promptly following his execution of this Agreement, Pledgor shall deliver to Pledgee the original certificate representing the Shares, together with a stock power signed by Pledgor in the form of Exhibit A attached hereto.

     2. For and during the term hereof, so long as Pledgor is not in default with respect to the payment of the interest or principal under the Note and is not otherwise in default of his obligations hereunder and under the Note, Pledgor shall maintain all rights to vote the Shares on all corporate matters, and Pledgee shall execute any proxies which may be deemed necessary to enable Pledgor to exercise his rights hereunder.

     3. Upon payment in full of all sums due under the Note and hereunder, Pledgee shall transfer the Shares to Pledgor, and this Agreement shall terminate.

     4. Upon any default by Pledgor with respect to his obligations hereunder or under the Note, Pledgee may exercise any and all remedies available to it under applicable law, including, without limitation, acceleration of all amounts due under the Note and all remedies available to Pledgee as a secured creditor under the Uniform Commercial Code in effect in the State of Florida. Without limiting the foregoing, if Pledgor fails to make any payment provided for in the Note when due or otherwise defaults under the Note or hereunder, Pledgee may, upon five (5) days' notice to Pledgor, sent by registered mail, and without liability for any diminution in price which may have occurred, sell any or all of the Shares in such manner and
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for such price as Pledgee may determine at any public or private sale. At any such sale, Pledgee shall be free to purchase, for its own account, any or all of the Shares. At such sale, payment to Pledgee for the Shares shall be made in cash money and such price may not include a promissory note or other evidence of indebtedness of the purchaser or of a third party, except that Pledgee may use the Note as part or all of the consideration, if any, paid by Pledgee. Pledgee shall apply the proceeds of such sale in the following order: (i) to reimburse itself for all costs, expenses and fees (including attorneys' fees) on account of such sale, (ii) to pay the outstanding balance of any amount due under the Note or hereunder, and (iii) to pay any balance of such proceeds to Pledgor. In the event that the proceeds of any sale are insufficient to cover all amounts due under the Note and hereunder, plus the costs, expenses and fees in connection with the sale, Pledgor shall remain liable to Pledgee for such deficiency.

     5. Pledgee and Pledgor agree to execute any and all documents necessary to carry out the provisions and intent of this Agreement. A waiver of any term or provision herein contained shall not be deemed a waiver of any other term or provision or subsequent breach of the same or any other term or provision hereof. This Agreement, and all of the terms hereof, shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, executors, administrators or assigns.

     6. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding in addition to any other relief to which it may be entitled. The rights and remedies herein shall be in addition to and cumulative with all other rights and remedies herein, under the Note, or at law or in equity.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

PLEDGOR:                                          PLEDGEE:

                                                  SEAL FLEET, INC.

 /s/ Thomas M. Ferguson                           By: /s/ James S. Goodner
 ----------------------                               --------------------
     Thomas M. Ferguson                                   James S. Goodner

                                                  Its        Secretary
                                                      --------------------

ADDRESS:                                          ADDRESS:

P.O. Box 1147                                     125 Worth Avenue, Suite 314
Palm Beach, FL 33480                              Palm Beach, Florida 33480

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                                   Exhibit A



                      IRREVOCABLE STOCK POWER ASSIGNMENT
                           SEPARATE FROM CERTIFICATE



     FOR VALUABLE CONSIDERATION, the undersigned does hereby give, assign and transfer to ___________________________________________ two hundred forty thousand (240,000) shares of the Class A common stock of Seal Fleet, Inc., a Nevada corporation, represented by Certificate No.___________, standing in the name of the undersigned on the books of the company.

     The undersigned does hereby irrevocably constitute and appoint the Secretary of the Company, whoever shall hold that office from time to time, as his attorney to transfer such shares on the books of the company, with full power of substitution in the premises.


Dated: ____________________, 1997    __________________________________
                                            Thomas M. Ferguson

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